Exhibit 99.3

For Immediate Release	Media Contact:	Corporate Communications
+813 6440 3100

Lehman Brothers Japan to commence civil rehabilitation procedures under the Japan Civil Rehabilitation Law

TOKYO, 16 September 2008 — The director of Lehman Brothers Holdings Japan Inc and the board of directors of Lehman Brothers Japan Inc (“LBJ”) have resolved for the companies to apply to the Tokyo District Court on Tuesday, 16 September 2008 to commence civil rehabilitation procedures under the Japan Civil Rehabilitation Law. The Tokyo District Court ordered the protection on the companies as of 16 September 2008, pursuant to which the companies are prohibited from payment of obligations based on the causes arose on or before 15 September 2008, excluding certain exceptions. The application is made in connection with the filing of a petition with the United States Bankruptcy Court for the Southern District of New York under Chapter 11 of the U.S. Bankruptcy Code by Lehman Brothers Holdings Inc.

The Financial Services Agency of the Japanese Government has also issued a business suspension order in relation to LBJ on 15 September 2008. Under the business suspension order, LBJ shall suspend all “financial instrument business” (except for transactions relating to the performance and closing of existing agreements entered into on or before 12 September 2008 and the return of assets deposited by LBJ’s customers) between 15 September 2008 and 26 September 2008.

To ensure a fair treatment of all creditors and that the rehabilitation procedures are carried out in an orderly manner, the companies are working with the relevant Japanese regulatory authorities and are in the process of ascertaining its financial position.

The companies will suspend settlement of existing contracts before its true financial position can be ascertained.

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